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The Deal’s Activist Investing Today podcast with Ronald Orol: Interview with Jim Chadwick

Ron Orol:

This is Ron Orol, and you're here with The Deal's Activist Investing Today podcast. And I'm really excited to report that we have Ancora Advisors' Jim Chadwick back with us again.

Ron Orol:

Ancora, for those of you who don't know, was formed in 2003 in Cleveland, and Jim has been around with the firm since 2014. And since that time, Ancora has engaged in many, many activist campaigns and launched or participated in multiple proxy contests over the years.

Ron Orol:

For example, probably one of the better known campaigns was Ancora and two other activist funds launched a successful campaign that shook up the Bed Bath & Beyond C-suite and board in 2019. And in 2020, Big Lots, another large retailer, added two candidates nominated by Ancora and another activist to its board in the settlement, ending a change of control contest there. So, some pretty high-profile successful campaigns under Ancora's belt so far.

Ron Orol:

So this year, Ancora has three separate proxy fights underway. And I guess probably the most high-profile of that is Kohl's, the discount retailer, where Ancora and three other funds, two of which participated with Ancora in the Bed Bath & Beyond campaign from 2019, are seeking to take control of the board of Kohl's. And then, separately, Ancora wants to select four directors to the board of wealth management and tax company, Blucora, and it has four candidates up for election to the freight and logistics company Forward Air. So, three proxy fights for 2021 for Ancora – busy, busy, busy.

Ron Orol:

Thanks, Jim, for taking a little time. I really appreciate you speaking with the Activist Investing Today podcast.

Jim Chadwick:

Sure. Happy to be here.

Ron Orol:

Okay. So first, maybe, Jim, you could tell us a little background about Ancora and your role at the firm. I suspect that you're a kind of a lead or heavily involved in the activist investments.

Jim Chadwick:

Yeah, that's right. Yeah. So Ancora, as you mentioned earlier, was started in 2003 in Cleveland, Ohio. Today, the firm has about 9 billion of AUM spread out among a bunch of different categories, including fixed income, long only, and family wealth products, retirement planning services. And embedded within all that is our alternatives group, and so our alternatives group's where our hedge funds reside. I'm the managing director of that group. Within it, we have three separate hedge funds, two of which are heavily engaged in activism. We have a multi-strategy fund that was our original fund.

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Jim Chadwick:

And then, we have a dedicated activist-only fund, which actually I joined the firm in 2014 to help launch with my partners there, Fred DiSanto and Brian Hopkins. And so, that fund has been in business since '14. And as we've grown that fund along with our multi-strat, we ramped up our activist efforts along the way. The firm has about four offices around the country today, although we still primarily are in Cleveland and a totally employee-owned company.

Ron Orol:

Okay. Super. Thanks, Jim. So I think our audience would be interested in a little bit of information about your background before Ancora. And you worked for Ralph Whitworth and David Batchelder at pioneer activist fund Relational Investors before you joined Ancora. And I've written numerous stories about Relational, and not only its activist campaigns, but its huge influence to kind of lobbying on Capitol Hill and at the SEC to kind of create the world we have today for activist investors. So tell us a little about that experience.

Jim Chadwick:

Definitely, it did, I mean, is the short answer. But, so, I joined the firm in 1999. Relational had been around a few years at that point, was still relatively small, maybe $300, $400 million when I joined. As you mentioned, Ralph Whitworth and David Batchelder were the two managing partners, both of which had come out of that hostile, raider environment of the '80s. Both worked for T Boone Pickens. David was the president of Mesa back in the '80s, and Ralph was effectively Boone's right hand.

Jim Chadwick:

And when they started their own firm here in San Diego back then, to start Relational, they wanted to just create a modified version of what they were doing in the '80s that no longer is really possible kind of post poison pill legislation. And so, they created what they first described as a premium-free LBO strategy, which later was modified to more of what they called relationship investing.

Jim Chadwick:

And so out of that, I think, was born the idea of activism as we know it. They weren't the only ones that were doing it then, but they certainly probably had the most, at least probably the only pure play focused fund of what we think about today where we see a lot of activist funds. They're the first that I can think of that really was an activist-only manager.

Jim Chadwick:

And so, I was there for four years, watched the firm grow significantly, got to spend a lot of time with Rob and David and John Sullivan, one of the other partners. And so, yeah, through them, I developed a passion for doing this, and obviously something I've carried through my career. I think the style of investing, the way they go about doing what they do. I looked at the similarities and differences – similarities, obviously, the style of activism we engage in and the approach to it is very similar. I think it's a constructive form where we're looking to do a lot of things behind the scenes first and not necessarily public.

Jim Chadwick:

And, in fact, I think there's a lot of situations where even Ancora is activist and a name that we don't file in that we're never over 5%, and we're able to do everything behind the scenes. And that's definitely something Relational did all the time.

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Jim Chadwick:

But, obviously, the difference is, with Ancora, we're running more of a traditional hedge fund, so we're actually hedging investments and running it more as a portfolio of companies versus Relational, which is a little bit more one-off in nature and not hedged.

Ron Orol:

Interesting, yeah. No, anyways, I thought maybe we could talk about some of the campaigns that you're working on right now. And I've noticed a little bit of at least some aspects of the various campaigns are similar. And so, I thought maybe we could talk about Kohl's and the discount retailer, which The Deal had put on our watchlist of potential companies that could be targeted by activists already a few years ago, and kind of been waiting to see if anybody would launch a campaign there, and lo and behold.

Ron Orol:

So a big part of your campaign there involves urging – I mean, it's one aspect of a number of different things you want, but urgent Kohl’s to sell and leaseback it's real estate. And Kohl's owns about 30% of its stores plus its headquarters, most of its distribution and fulfillment centers. And I noticed that this was something that you were successful in your efforts in campaigns at – and correct me if I got this mistaken – but I believe you were successful in your campaigns at both Bed Bath & Beyond and also Big Lots to kind of drive those companies to sell and lease back some of their real estate.

Ron Orol:

So, I guess, one, why do you think that would be important for Kohl's to do? And is this kind of a general trend that a lot of retailers have sold their real estate and leased it back? And yeah, maybe just talk about that aspect of the campaign.

Jim Chadwick:

Yeah. I think the common theme, obviously, sales-leaseback and all three being retailers. In the case of Kohl's, as was the case with Big Lots, the real estate value was a significant portion of the market cap today. In the case of Kohl's, we believe there's north of $7 billion of real estate value there that could be monetized. And so, I think where it comes into play with retail specifically, I mean it's nothing new per se, but I think what is new is as last several years as retail has fallen out of favor and a lot of retailers are trading at very low multiples, like Big Lots, is trading less than probably three times EBITDA.

Jim Chadwick:

And so, when you see something like that where you have an asset that is getting effectively no value from the market, oftentimes unknown by the market because the disclosure requirements under GAAP are very limited in terms of what you have to say about your real estate value or term market value real estate.

Jim Chadwick:

So, here you have a situation where you have a stock that's trading at a really low multiple, and that was true of Kohl's when we started this campaign too. And then, you have real estate value that's a significant portion of the overall evaluation, but most likely not getting any credit from the market in general.

Jim Chadwick:

And so, it becomes something where, to us, it's an incremental value that can be added here that shareholders can benefit from. I mean, it doesn't have to be used just for buy-backs. It can be used for deleverage. There's a bunch of different opportunities. In the case of Kohl's, I think that pathway remains to be seen, but certainly, the same groups that we've worked with in both Bed Bath and Big Lots are certainly aware and have looked at this Kohl's situation very carefully. And so, we do know that there is interested parties that would like to execute this type of transaction, and the company to-date has done some very limited versions of sales-leaseback, so we'll see where this goes as the campaign goes on.

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Jim Chadwick:

But I think if we were looking at the campaign in pieces, I think the sales-leaseback is the low hanging fruit, the short-term piece that, it is significant, but we're looking at building long-term value. That's a part of it. And the other part of it is just effectively changes on the board level that really oversee the business better, improve the issues that have led to bad performance there for years.

Ron Orol:

Yeah. No, so this is a fascinating. So at Ancora, I guess one of the things you guys do is you dig into these businesses beyond which you could even find in securities filings and sell-side analyst reports and, for example, identified this value of the real estate. And you also do research to find out whether somebody would be interested in buying it and leasing it back and all these kinds of things. Whenever I talk to sell-side analysts, they're often struggled to tell me anything about the real estate value of these companies, and that's an interesting point that it's not disclosed. So anyway, so that's an interesting aspect [inaudible 00:09:29].

Jim Chadwick:

[crosstalk 00:09:29] check it out with the sell-side to know if it really is not baked into the prices. Like Big Lots, I remember specifically talking to a couple of sell-siders and saying, "Do you know if there's a significant amount of real estate value here that these guys could monetize?" And they're like, "No, I don't think it's anything material." And I was like, "Okay." Those are the things you're looking for, sort of a general view that there isn't real value there on this asset that you know is very valuable. And then, we're looking for ways to bring that to market.

Ron Orol:

And we did a calculation that Big Lots shares have been on kind of a tear since they engaged in that recent sale-leaseback transaction. So, I will be continuing to follow Big Lots going forward. So I wanted to ask you about another interesting aspect of commonality I've seen in some of Ancora's campaigns.

Ron Orol:

And so, I find that you guys have been pretty successful at getting key former executives to participate in your campaigns. For example, in your campaign at Forward Air, this is this logistics freight forwarding company that's kind of very specialized and transports kind of large freight from airport hangars in one city to airport hangars in another city. You nominated the Forward Air's founder and it's ex-CFO. And I feel like you guys have nominated other people that worked at your targeted companies in your director sites as well.

Ron Orol:

So I guess, one, how do you get these very important people, former top level C-suite employees at the companies that you launch campaigns at, to participate in your slate? And, I guess, what does it say about the companies if you're able to bring these kind of director candidates on board?

Jim Chadwick:

Yeah, I mean, when you're dealing with like Forward Air, for example, with the founder of the business, the ex-CFO is a widely respected industry executive, I mean, it shows that people that know the asset really well, if they're willing to go into an investment group that's going to be activist, they're willing to put themselves on the line that they think there's a real opportunity there and the business is likely being mismanaged.

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Jim Chadwick:

And so, I think for us bringing in experts like that, obviously, part of it, actually helps when we're working on the analysis itself and putting together the thesis. We're working with these same people to make sure that are they where we're going with valuation, or where we're going with the activist strategy that is something that actually we can fully vet and validate.

Jim Chadwick:

Also bringing them in there, having somebody that can actually implement it. I think portfolio managers are activists in general. A lot of us have experience in the boardroom, but few of us have actually really been operators. And so, we do like to bring effectively an operating partner in with us that is more day-to-day knowledgeable about what would happen in the operations in the business. So it's either the business is the target or it's the business that something similar that they would have a good perspective on.

Jim Chadwick:

And so, even when you look at this, the current slate at Kohl's, Tom Kingsbury, who's actually an ex-employee of Kohl's and then became a runaway success as the CEO of Burlington, he's an all-star in that discount space. And so, having him on our slate here, the same thing. So that's somebody who just knows the business really well who's executed at a really high level, who's widely respected by other investors in the street.

Jim Chadwick:

And so, we're trying to bring people like that to the table when we're getting involved. But also, ultimately most of these campaigns end in settlements. And so, you're also wanting to put your best foot forward with your best people, and those are oftentimes the ones you're using kind of at the finish line.

Ron Orol:

I'm fascinated, I'm wondering what comes first, the chicken or the egg? We often see kind of ex-CEOs or founders who have left companies and then watched them deteriorate and want to come back and influence the business that they left behind. In these situations, is it often plant or launch campaign, and then you go and field and find these people? Or is it that maybe they want to do something, they come to you... You don't have to talk about this specific situation, but when you kind of bring in these founders and ex-CFO type people, is it often that they come to you, and they're saying, "We don't know how to run a proxy fight. We don't know the logistics of these things and the connections with the proxy solicitors and the PR and all this stuff. Can you do this for us, and we'll partner with you?" I guess, what comes first, you or the ex-executives?

Jim Chadwick:

I mean, I think for activists in general and for us too, I would say it usually goes one of two ways. There's usually you're finding the opportunity as the activist and you know that there's X executives of the company that while you're doing your diligence on the company, you're reaching out to speak to people about the business, get their thoughts. And then, through those interactions, you end up determining there could be a much, much bigger campaign here and bring in these people with you to have execute it.

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Jim Chadwick:

I mean, I think, usually for us, we're finding the name first, and then, the person. In the case of Forward Air specifically, Andy Clarke is somebody we worked with a lot, so it was a situation where we put Andy on the board of Element Fleet.

Ron Orol:

That's the ex-CFO. You put him on the board of Element Fleet right in the other campaign. Yeah, go ahead.

Jim Chadwick:

[…] 2018. And then, we put him on the board of Big Lots last year. And so, he's one of the guys we've used frequently as a director. He's really good in the boardroom, particularly with something where obviously we know what his skill set is. We've known Andy for over 20 years. And with this company, when we first identified it specifically, it was based on the stock trading down significantly, and then not recovering with the rest of the group. So it really stood out.

Jim Chadwick:

And so, it was a name that we looked at and have talked to them about in the past. And it's one of those things where it's like, well, if that thing ever ends up really dislocating from the group, it might be something to talk about. And I think that kind of a conversation then turns into something much bigger. That's the primary way it happens.

Jim Chadwick:

The other way I've been involved with it or seen it happen is where you're a shareholder in a company, an activist, you're starting to either exert pressure and all of a sudden people start coming out of the woodworks. And that includes former executives and others that reach out to you directly saying, "Hey, I agree with everything you said," or, "Hey, if you want to try something else, I'd love to work with you to do this." And so, it's usually one or the other, but I know we've done both.

Ron Orol:

No, that's fascinating. And clearly, you guys have developed a reputation of governance-focused activism that helped to bring in some of these types of people. So, okay, so let's say that the deal... We like to talk about deals, obviously. So I wanted to talk a little bit, one aspect of your Forward Air campaign, which is this idea that you wanted them to stop making acquisitions and consider divesting its intermodal business.

Ron Orol:

Now, the intermodal business is a smaller trucking business that often transports freight to and from railroads. And it's apparently, tell me if I'm correct, there's kind of no relationship really between the core business, which is the large freight forwarding business from airports, the airports and city-to-city with the smaller trucking business. It sounds like it has synergies, but there's no real synergies, and you think that they should consider divesting that. Why?

Jim Chadwick:

Yeah. I mean, starting with the synergy argument before we get into the other pieces, I mean, we definitely do not believe there are synergies between those two assets. Effectively from what we can see, there's no overlap in terms of volumes between the two networks, between their core expedited LTL network and what they're doing on their intermodal, which is more drayage in general. Secondarily, there's no customer overlap. And then, there also appears to be no overlap from the standpoint of the sales, like you know your sales team or your operations people.

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Jim Chadwick:

So it's just something where across the board, I think having those two assets together by themselves, other than adding scale into the company as a whole, it does not provide any synergy benefits that we can see, and nor have ever been demonstrated by the company to date.

Jim Chadwick:

I think, additionally, there's nothing wrong with that business. Drayage or intermodal is not a bad business at all, but their core airport-to-airport network, as you referred to it at the start of the call is a very high margin, high return business. When Andy Clarke was there and Scott was there back in the early 2000s, when it was a standalone airport-to-airport model basically, it was a company doing almost 40% plus ROIC and really high EBITDA margins as well. And since that time, effectively, I think today, the returns are less than 15%. The margins have dropped considerably. They're operating at an OR of over 90%, which it's pretty poor, where it was under 80. That's effectively the opposite of your margin in the logistics space.

Jim Chadwick:

So, I mean, it's an asset that as they've diversified in intermodal is something that, like I said, it's a fine business, but it's a lower margin, lower return business. I think when you combine a lower margin, lower return business with a gem, you're just making the gem worth less, and that's effectively what we're concerned about. So we don't think additional acquisitions, capital spend on the intermodal assets makes sense. And if anything, we think divesting it would be the way to go.

Ron Orol:

They just bought a small company to add to the intermodal, that smaller trucking business, after you launched your campaign. So, I mean, it's kind of insignificant in the big scheme of things, but you'd wanted them to stop making acquisitions and kind of reevaluate their assets overall. It doesn't sound like they're listening to you, at least not yet.

Jim Chadwick:

We've had a lot of dialogue with that management team and a couple of the board members. I'd say that's an area we have not found any common ground yet. So that's something we definitely do not believe is the best use of capital.

Ron Orol:

All right, well, we'll be paying close attention to the Forward Air situation and your campaign with the founder and ex-CFO there. So that's quite interesting. We have a little bit of more time, so I thought maybe we could talk about your third proxy contest, which is at Forward Air, you're seeking to install four directors. At Blucora, you're also seeking to install four directors. And so, Blucora is a wealth management and tax company and a large presentation letter.

Ron Orol:

One small aspect of it that I thought was quite interesting because it kind of overlaps a little bit with this thesis you have at Forward Air, which is you want them to consider divesting their TaxAct tax software business. And so, tell us a little bit of why you think that they should divest that unit? And also curious about, I believe you filed a lawsuit to challenge the company's bylaws, what's that all about?

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Jim Chadwick:

I think the lawsuit is more pre-emptory. It's preventative in terms of the kind of actions they've taken against us, trying to throw up obstacles in nominating directors. And they've thrown up an awful lot, which I think is unfortunate.

Jim Chadwick:

Specifically to the TaxAct asset, in terms of why sell it? I think it's a similar answer to the last question, which is that the business, despite the fact they keep saying, "We think there are synergies between these two businesses. At some point, we're going to demonstrate it." And now, it's like they were going to do that in June or whatever at their analyst day, they've never provided any real synergies.

Jim Chadwick:

We've talked to a lot of people that cover the company that know the company, former executives of the company. I don't believe there are any. So it's something where it's a business that does not need to be together with the other. And, to us, it's something where effectively, it's just an aggregation of assets. And this is a company with extremely high corporate costs and corporate executives that aren't running the actual divisions. And so, from their standpoint, they want as much sales and EBITDA as possible to keep getting paid. And the underlying businesses themselves, they effectively don't make sense being together.

Jim Chadwick:

The TaxAct business is one that the asset, I think there was a time several years ago where that was considered their best asset. And then, as they started getting more and more into this asset management business, this RIA business, and rolling it up, that business is the one that I think has the most... In general today has the most interest from the market, both from other participants and just general growth and kind of momentum behind it.

Jim Chadwick:

The TaxAct piece, on the other hand, is something where it was effectively priced at a pretty significant discount to Turbo Tax. And then, over time, they continued to take pricing up to the point that the differences in cost became rather immaterial, which kind of put them in sort of a no man's land there. And then, last year with what happened with COVID, the tax season getting delayed and pushed back, and that hurt them, could happen again this year, is something where in general, the company has some leverage.

Jim Chadwick:

We think it's much smarter for them to focus on the core RIA business, which we think is a lot more valuable, has a lot more optionality, a lot more growth potential. And to us, the tax piece, the TaxAct piece creates a distraction that I think they could monetize it at a pretty good valuation, and it would definitely be transformative for the business.

Ron Orol:

I mean, is that something you think that somebody would be interested in buying the TaxAct software business, or is it something that could be spun off on its own, or how do you envision that?

Jim Chadwick:

I think there would be buyers, for sure. They'd have to run a process, but we definitely do believe there are buyers, both potentially financial buyers and strategics that I think would make sense. There's been a real interest shown in some other assets, the Credit Karma situation that wasn't too long ago here. We know that that was a very crowded process and there was a lot of buyers there. I think TaxAct would fit very nicely with that same group. And so, if they were to go and try to shop the asset, I think they wouldn't have a problem finding someone.

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Ron Orol:

And again, this is one of these situations where the TaxAct unit, the combination of this wealth management and tax software company, it's kind of the... the tax software business's value is hidden in the overall valuation of the company. Is that kind of the thing?

Jim Chadwick:

One or the other.

Ron Orol:

One or the other.

Jim Chadwick:

Either way, it's hard to value because you've got two totally different businesses. And so, I think it's difficult to really value the company effectively, and I think that being pure play one or the other. And I don't know a shareholder that doesn't think that it should be the TaxAct piece to go, if it's either one of them. But together, it just doesn't make sense.

Jim Chadwick:

And look, they have challenges across the business. That's part of the reason I think there's a sense of urgency on the campaign is they've had a lot of attrition on the asset management side. A lot of people have left the business. A lot of people are leaving the business. And there's a lot of things that are not being done by the corporate team there and the board that are impacting the overall valuation of the company today.

Jim Chadwick:

And we're not running a control slate, but our intention is by putting people on the board that have real experience in the RIA world, and that includes our CEO and chairman, Fred DiSanto, who certainly knows that business as well as anybody. I think it would make a significant difference because they do have damage control to do there.

Ron Orol:

Yeah. No, that's a really interesting campaign too. We'll be watching that extremely close. And so, we are out of time. I just want to thank James Chadwick. We've been talking to James Chadwick of Ancora Advisors, and we really appreciate you taking a little time to chat with us.

Jim Chadwick:

I'm happy to do so. Thanks again, Ron.

Ron Orol:

You've been listening to the Activist Investing Today podcast with Ron Orol.

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